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ANTHERA PHARMACEUTICALS, INC.

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Dear Fellow Shareholders,
In our continued efforts to improve the lives of patients and their families, it is sometimes difficult to recognize the face of the people we are attempting to help. Global clinical studies, interactions with regulatory agencies, manufacturing campaigns, investigator meetings and meetings with shareholders can, if we are not careful, distract us from the reality of 2,000 deaths due to cardiovascular disease each day and the 1,500,000 patients afflicted with various forms of Lupus. In the treatment of these tragic diseases, we still have a long way to go.
This was brought home to me personally last fall when my wife Donna took me aside one afternoon to inform me that my 72 year-old father had suffered a heart attack earlier that day. Soon I was face-to-face with the brutal and damaging impact cardiovascular disease has on the lives of patients, families, and our entire community. Thankfully, my father received state-of-the-art care and has recovered well. And yes, as a consequence, I am constantly reminded of the important and critical efforts of our team at Anthera.
Within a few months of completing our initial public offering in 2010, we initiated two global clinical studies which will eventually involve more than 30 countries, 500 medical experts at 400 clinical sites, and just over 7,000 patients. In partnership with Anthera, these healthcare professionals and patients share a common commitment to a single objective — help to develop novel treatments for patients in need.
Our VISTA-16 study in recently hospitalized heart attack victims is attempting to demonstrate that suppressing rampant inflammation with Varespladib can prevent a second event within the first sixteen weeks. This represents one of the most unique approaches for the prevention of secondary major adverse cardiovascular events in high-risk, hospitalized patients — matching the therapeutic treatment effect of Varespladib with the natural course of a damaging inflammatory response in these patients.
Our partners at the Cleveland Clinic, including Dr. Stephen Nicholls, have used their broad reach to involve experts from around the world in the conduct of the study. Enrollment is underway in over ten countries and we are aggressively pushing towards a data review of key biomarkers in early 2011. This review will measure the biological effect of Varespladib on various independent markers of cardiovascular risk. The VISTA-16 clinical study with Varespladib in combination with Lipitor® is designed to demonstrate that rapid and incremental improvement in inflammatory biomarkers and cholesterol shortly after a heart attack will translate into improved clinical outcomes in patients — a result we hope to have in early 2012.
A-623, our novel BAFF inhibitor acquired from Amgen in 2007, is now back in the clinic being explored as a treatment to decrease the terrible effects of lupus in patients with active disease. Having screened the first 180 patients in the study, we share the clinical community’s excitement about recent developments that provide new treatment options for patients with this debilitating autoimmune disease. The promise of positively impacting the lives of women and men living with lupus remains a top priority for Anthera and is the ultimate objective of the PEARL-SC study with A-623 in 2012.

Finally, we thank the dedicated efforts of Dr. Rachel Leheny who, as a board member for four years, provided Anthera with an immeasurable level of support and guidance. We will miss her enthusiasm and energy. We also welcome Dr. Peter Thompson to our Board of Directors and look forward to his advice and stewardship. As well, my sincere appreciation to Dr. Ursula Fritsch who departed at the end of 2010 to pursue her passion for developing therapeutics for the treatment and prevention of cancer. As one of our founders, Ursula solidly and successfully navigated the complex global regulatory environment for all of our development programs. Her advocacy for the aggressive pursuit of treatments for cardiovascular disease and lupus is limitless.
2011 will be another year of excitement and challenge. Increasing regulation, expanding competition, and ever-present financial constraints will no doubt challenge our entire team as we continue to deliver operational excellence. However, their continued personal passion to develop solutions for people in need is truly inspiring. And, as I recall my days with my Dad last fall, I am personally grateful for their never-ending dedication- it is truly inspiring.
Sincerely,
Paul F. Truex
President & Chief Executive Officer